UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Limited Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 19, 2008

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2008: The proxy statement and annual report to security holders are available at http://www.proxyvote.com.

April 8, 2008

DEAR STOCKHOLDER:

You are cordially invited to attend our 2008 annual meeting of stockholders to be held at 9:00 a.m., Eastern Time, on May 19, 2008, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7076 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located on the inside back cover and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Limited Brands.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner ____________________________
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2008

April 8, 2008

TO OUR STOCKHOLDERS:

We are pleased to invite you to attend our 2008 annual meeting of stockholders to:

•	Elect four directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 26, 2008 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located on the inside back cover and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors

/s/ Leslie H. Wexner __________________________
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Limited Brands, Inc. is soliciting your proxy to vote at our 2008 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. “We,” “our,” “Limited Brands” and the “Company” refer to Limited Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 9, 2008 to all stockholders entitled to vote. Limited Brands’ 2007 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form as indicated on the Notice.

Date, Time and Place of Meeting

Date:	May 19, 2008

Time:	9:00 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located on the inside back cover of this proxy statement. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Limited Brands common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 26, 2008. As of the record date, there were 340,720,477 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of the Board’s four nominees for director (as described on page 3).

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 11).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet),

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio, in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 26, 2008, the record date for voting.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

Directors are elected by a plurality of the votes represented by the shares of Common Stock present at the meeting in person or by proxy. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes cast by shares entitled to vote at the annual meeting. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on these items even if it does not receive voting instructions from you.

ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2011 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

Stockholders wishing to nominate directors for election may do so by delivering to the Secretary of the Company, no later than fourteen days and no earlier than fifty days before the annual meeting, a notice stating (a) the name, age, business address and, if known, residential address of each nominee proposed in the notice, (b) the principal occupation or employment of each nominee and (c) the number of shares of Common Stock beneficially owned by each nominee. No person may be elected as a director unless he or she has been nominated by a stockholder in this manner, by the Board of Directors or by the Nominating & Governance Committee.

The Board of Directors Recommends A Vote FOR The Election of All of The Following Nominees of The Board of Directors:

Nominees and Directors

Nominees of the Board of Directors for Election at the 2008 Annual Meeting.

Donna A. James	Director since 2003	Age 50

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide”), from 2003 through March 31, 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide and National Financial Services from 2000 until 2003. She is a director of Coca-Cola Enterprises Inc. and Conseco, Inc.

Jeffrey H. Miro	Director since 2006	Age 65

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro is a director of M/I Homes, Inc., a national home building company, and was a director of Sotheby’s until May 2006.

Jeffrey B. Swartz	Director since 2005	Age 48

Mr. Swartz is the President and Chief Executive Officer, as well as a director, of The Timberland Company (a premium-quality footwear, apparel and accessories company), a position he has held since 1998.

Raymond Zimmerman	Director since 1984	Age 75

Mr. Zimmerman has been Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. (a retail company) since 2003. He was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and in October 2007 99¢ Stuff, Inc. emerged from bankruptcy.

Directors Whose Terms Continue Until 2009 Annual Meeting.

James L. Heskett	Director since 2002	Age 74

Professor Heskett is a Baker Foundation Professor Emeritus at the Harvard University Graduate School of Business Administration, where he has served on the faculty and administration since 1965.

Allan R. Tessler	Director since 1987	Age 71

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Chairman of the Board of Epoch Investment Partners, Inc., formerly J Net Enterprises, since 2004. He was Chief Executive Officer and Chairman of the Board of J Net Enterprises from 2000 to 2004. He was Co-Chairman of the Board of Data Broadcasting Corporation (now named Interactive Data Corporation, a member of the Pearson PLC group of companies), a provider of financial and business information to institutional and individual investors, from June 1992 until May 2000 and Co-Chief Executive Officer of that company from June 1992 until November 1999. Mr. Tessler was Chairman of the Board of InterWorld Corporation from 2001 to 2004. Since January 1997, Mr. Tessler has also served as Chairman of Checker Holdings Corp. IV. Mr. Tessler has served as a director of TD Ameritrade since November 2006.

Abigail S. Wexner	Director since 1997	Age 46

Mrs. Wexner is Chair of the Boards of Trustees of Children’s Hospital Inc. and Children’s Hospital, Founder and Chair of The Columbus Coalition Against Family Violence and KidsOhio.org, Chair of the Center for Child and Family Advocacy, Vice Chair of the Board of KIPP, Central Ohio and a Trustee of The Wexner Center Foundation in Columbus, Ohio and the United States Equestrian Team Foundation. Mrs. Wexner is the wife of Leslie H. Wexner.

Directors Whose Terms Continue Until 2010 Annual Meeting.

Dennis S. Hersch	Director since 2006	Age 61

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of JPMorgan Securities, Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell, a New York law firm, from 1978 until December 2005.

David T. Kollat	Director since 1976	Age 69

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He is also a director of Big Lots, Inc., Select Comfort, Inc. and Wolverine World Wide, Inc.

William R. Loomis, Jr.	Director since 2005	Age 59

Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 2002. After the formation of Lazard LLC in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard LLC in 2002 and resigned from that position in March 2004.

Leslie H. Wexner	Director since 1963	Age 70

Mr. Wexner has been Chief Executive Officer of Limited Brands since he founded the Company in 1963, and Chairman of the Board for more than forty years. Mr. Wexner is the husband of Abigail S. Wexner.

Former Directors

Eugene M. Freedman, a member of our Board of Directors since 1995, retired effective May 21, 2007, at the conclusion of our 2007 annual meeting. Leonard A. Schlesinger, a member of our Board of Directors since 1996, retired effective September 7, 2007. E. Gordon Gee, a member of our Board of Directors since 1991, has informed the Company that he will retire effective May 19, 2008, at the conclusion of our 2008 annual meeting.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors, together with each of the members of the Board who will continue to serve after the 2008 annual meeting of stockholders (except for Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner) and each of the former directors (except for E. Gordon Gee (for a portion of the year) and Leonard A. Schlesinger), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the annual meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $100,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case by case basis in light of all relevant factors.

Information Concerning the Board of Directors

Meeting Attendance.

Our Board of Directors held 10 meetings in fiscal year 2007. During fiscal year 2007, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served.

Committees of the Board of Directors

Audit Committee.

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair) and Messrs. Loomis, Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert”

within the meaning of the regulations promulgated by the Commission. Mr. Freedman was a member of the Audit Committee prior to his resignation from the Board in May 2007. The Board had determined that Mr. Freedman satisfied the independence, expertise and experience standards established by the NYSE and the Commission for service on the Audit Committee and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 41 of this proxy statement. The Audit Committee held 15 meetings in fiscal year 2007.

Compensation Committee.

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the chief executive officer’s performance and oversees and sets compensation for the chief executive officer, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Messrs. Heskett (Chair), Miro and Swartz. Dr. Gee was a member of the Compensation Committee until October 2007. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards and had made that determination with respect to Dr. Gee while he served on the Compensation Committee.

The Report of the Compensation Committee can be found on page 39 of this proxy statement. The Compensation Committee held 9 meetings in fiscal year 2007 and took action in writing without a meeting on 2 occasions.

Executive Committee.

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of Limited Brands to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler. The Executive Committee took action in writing without a meeting on 5 occasions in fiscal year 2007.

Finance Committee.

The Finance Committee of the Board periodically reviews our financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Messrs. Tessler (Chair), Hersch, Kollat and Loomis, Mrs. Wexner and Mr. Zimmerman. Mr. Freedman was a member of the Finance Committee prior to his resignation from the Board in May 2007. The Finance Committee held 1 meeting in fiscal year 2007.

Nominating & Governance Committee.

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Messrs. Tessler (Chair) and Heskett, Ms. James and Mr. Miro. The Board has determined that each of the Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualification of existing directors for continuing service or re-nomination which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly-held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to give the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held 3 meetings in fiscal year 2007.

Meetings of the Company’s Non-Management Directors.

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. The director who is the Chairman of the Nominating & Governance Committee serves as the chair of those meetings.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the independent members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@limitedbrands.com. Any stockholder wishing to contact non-management directors or Audit Committee members may send email to nonmanagementdirectors@limitedbrands.com or auditcommittee@limitedbrands.com, respectively. Communications that are not related to a director’s duties and responsibilities as a Board member, an independent director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically more than a majority have done so. All of the then current Board members (except Mr. Freedman who retired in May 2007) attended the 2007 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and the Committees of which he or she is a member.

Code of Conduct and Related Person Transaction Policy

The Company has a code of conduct which is applicable to all employees of the Company, including the Company’s Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer and Chief Financial Officer, and to members of the Board of Directors. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at http://www.limitedbrands.com.

In March 2007, the Board approved Limited Brands’ Related Person Transaction Policy (the “Policy”). Under the Policy, subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Related Person Transaction Policy and Committee Charters

The Company’s code of conduct, corporate governance principles, related person transaction policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at http://www.limitedbrands.com. Stockholders may also request a copy of any such document from: Limited Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

2009 Declassification Proposal

The Board of Directors will submit a proposal to shareholders to amend the Company’s Certificate of Incorporation to declassify our Board at our 2009 Annual Meeting of Shareholders. If the proposal is approved by at least 75% of the Company’s outstanding shares entitled to vote (which is the required vote for amendments of this type), the Board has determined that it will amend our Certificate of Incorporation in this manner. If approved, the declassification would be effective beginning with directors elected at our 2010 Annual Meeting of Shareholders and would be implemented so as not to shorten the term of then-incumbent directors. In other words, if the proposal is approved, beginning with directors elected at our 2010 Annual Meeting, directors would be elected for annual, rather than three-year, terms. No action by shareholders on this matter is required at this time. Additional information concerning the proposal will be included in our 2009 proxy statement.

Security Ownership of Directors and Management

The following table shows certain information about the securities ownership of all directors (and nominees) of Limited Brands, the executive officers of Limited Brands named in the “Summary Compensation Table” below and all directors and executive officers of Limited Brands as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Stuart B. Burgdoerfer	19,987 (c)	*
Eugene M. Freedman	0	*
E. Gordon Gee	46,403 (c)	*
Mark A. Giresi	224,914 (c)	*
Dennis S. Hersch	4,659 (d)	*
James L. Heskett	16,327 (d)	*
Donna A. James	15,942 (d)	*
David T. Kollat	115,306 (c)	*
William R. Loomis, Jr.	69,034 (d)	*
Jay M. Margolis	245,374 (c)	*
Jeffrey H. Miro	24,835 (d)	*
Diane L. Neal	8,000 (c)	*
Martyn R. Redgrave	202,760 (c)	*
Leonard A. Schlesinger	2,262,323 (c)	*
Jeffrey B. Swartz	11,891 (d)	*
Allan R. Tessler	72,532 (c)	*
Sharen J. Turney	679,866 (c)	*
Abigail S. Wexner	8,640,306 (c)(e)	2.5%
Leslie H. Wexner	56,572,602 (c)(f)(g)	16.4%
Raymond Zimmerman	54,724 (c)(d)(h)	*
All directors and executive officers as a group	60,748,714 (c)-(h)	17.6%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. However, each named person has investment but not voting power over the listed shares held in Limited Brands Savings and Retirement Plan.

(b)

Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 2, 2008, except for Mr. Margolis whose ownership is as of July 6, 2007 and Mr. and Mrs. Wexner whose ownership is as of March 5, 2008.

(c)

Includes the following number of shares issuable within 60 days of February 2, 2008 (July 6, 2007 for Mr. Margolis and March 5, 2008 for Mr. and Mrs. Wexner), upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 12,500; Dr. Gee, 6,439; Mr. Giresi, 211,584; Dr. Kollat, 6,439; Mr. Margolis, 200,000; Ms. Neal, 8,000; Mr. Redgrave, 173,343; Mr. Schlesinger, 2,186,940; Mr. Tessler, 264; Ms. Turney, 560,074; Mrs. Wexner, 6,439; Mr. Wexner, 1,550,833 (includes 6,439 shares issuable to Mrs. Wexner); Mr. Zimmerman, 6,439; and all directors and executive officers as a group, 5,006,898.

(d)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Mr. Hersch, 4,120; Mr. Heskett, 6,097; Ms. James, 12,043; Mr. Loomis, 10,320; Mr. Miro, 4,296; Mr. Swartz, 11,891; and Mr. Zimmerman, 17,613. The amounts shown do not include non-associate directors’ deferred retainers and fees denominated in deferred stock units under our 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that will be payable in installments in shares of our Common Stock beginning more than 60 days following termination of such non-associate director’s service on our Board.

(e)

Excludes 47,932,296 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 8,000,000 shares held by Whitebarn GRAT as to which Mrs. Wexner shares voting and investment power with others. Includes 633,867 shares directly owned by Mrs. Wexner.

(f)	Includes 1,393,988 shares held in Limited Brands Savings and Retirement Plan, over which Mr. Wexner has investment but not voting power.

(g)

Includes 3,300,568 shares held by Trust 600, 5,571,601 shares held by R.H.R.E.I. Trust, 3,834,399 shares held by Trust 400, 72,649 shares held by Issue Trust and 8,000,000 shares held by Whitebarn GRAT. Mr. Wexner shares voting and investment power with others with respect to shares held by Trust 600, R.H.R.E.I. Trust, Trust 400, Issue Trust and Whitebarn GRAT. Includes 8,569,177 shares held by The Family Trust and 1,040,423 shares held by The Concierge Trust. Mr. Wexner has sole voting and investment power over the shares held by The Family Trust and The Concierge Trust. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 633,867 shares directly owned by Mrs. Wexner and 6,439 shares issuable to Mrs. Wexner within 60 days of March 5, 2008 upon exercise of outstanding stock awards. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner and the shares issuable to Mrs. Wexner upon exercise of outstanding stock awards. Includes 17,712,489 shares directly owned by Mr. Wexner. Includes 6,400,000 shares pledged as security to certain financial institutions.

(h)	Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Limited Brands’ officers and directors, and persons who own more than ten percent of a registered class of Limited Brands’ equity securities, must file reports of ownership and changes in ownership of Limited Brands’ equity securities with the Commission and the NYSE. Copies of those reports must also be furnished to Limited Brands.

Based solely on a review of the copies of reports furnished to Limited Brands and written representations of the Company’s officers and directors that no other reports were required, we believe that during fiscal 2007 our officers, directors and greater than ten percent beneficial owners complied with these filing requirements with the exception that Messrs. Margolis and Schlesinger, due to an administrative error by the Company, were each late in filing one Form 4 reporting one transaction.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending January 31, 2009. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on pages 41 and 42.

The Board of Directors Recommends A Vote FOR The Ratification of The Appointment of Ernst & Young LLP As The Company’s Independent Registered Public Accountants.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary—The Purpose of Our Executive Compensation Program

The Limited Brands’ executive compensation program is designed to ensure that the interests of executive officers are closely aligned with those of stockholders. We believe that our program is effective in allowing us to attract and motivate highly-qualified senior talent who can successfully deliver outstanding business performance.

We target total compensation for executive officers between the 50th and 75th percentile of the competitive market and believe that this practice allows us to attract and retain executive officers and to provide rewards that are competitive based on the market value for skills required of our executive officers. In addition, we believe that this approach is appropriate in light of the high level of commitment, job demands and the expected performance contribution required from each of our executive officers in our extremely competitive marketplace.

We believe that pay realized by executive officers should be very closely aligned with performance that benefits our stockholders. To this end, we maintain an executive compensation program that is highly flexible in significantly enhancing or reducing compensation payout levels based on actual performance outcomes. As a result of our pay for performance philosophy and performance that did not meet expectations, total compensation realized by our executive officers in 2007 was below the median of our peer group companies.

The following Compensation Discussion and Analysis outlines additional details regarding the Company’s executive compensation program and policies. The Compensation Committee has provided oversight to the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Governance

Limited Brands’ executive compensation program is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the New York Stock Exchange and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles and their roles on other boards.

The role of the Compensation Committee and information about its meetings are set forth on page 6 of this proxy statement.

The Compensation Committee’s charter was last amended in 2004 and is available on the Company’s website at http://www.limitedbrands.com.

Compensation Consultant

As permitted by the Compensation Committee charter, the Compensation Committee has retained Watson Wyatt as its independent compensation consultant to assist in the evaluation of CEO and executive officer compensation levels, severance arrangements and program design. Specifically, the consultant provides the Compensation Committee with market trend information, data and recommendations to enable the Compensation Committee to make informed decisions and to stay abreast of changing market practices. In addition, Watson Wyatt provided analysis on the alignment of pay and performance and assisted in the process of preparing this disclosure. The Compensation Committee has the sole authority to retain and terminate the compensation consultant.

The Compensation Committee, considering recommendations from management, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Committee review.

In addition to the services provided at the request of the Compensation Committee, management has retained a separate division of Watson Wyatt to perform process review and implementation assistance related to outsourcing the administration of the Company’s stock plan and pays quarterly software usage fees related to a call center tracking system. The fees paid to Watson Wyatt for these services are not material and the Compensation Committee believes that the provision of this work by Watson Wyatt does not impair the independence and objectivity of advice provided to the Compensation Committee on executive compensation matters.

Committee Delegation

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of the Company. In accordance with its charter, the Compensation Committee has delegated to our Executive Vice President of Human Resources the authority to make grants of stock rights or options under and in accordance with the Company’s stock incentive plan with a value up to $250,000 to any associate that is not a Section 16 officer of the Company or an executive leadership team member.

Company management, including the Executive Vice President of Human Resources and the Senior Vice President of Compensation and Benefits, generally prepare the materials and attend Compensation Committee meetings, along with a representative from the Office of the General Counsel who records the minutes of the meeting. This Company management team proposes compensation program design and recommends compensation levels and stock awards for executives. The Chief Executive Officer does not play a role in recommending his own compensation. The Compensation Committee makes the final determination regarding management’s proposals. The Compensation Committee periodically meets in executive session without management present.

Executive Compensation Philosophy

The Compensation Committee believes that executive compensation programs should be built on a philosophy reflected in clearly-articulated guiding principles. We have designed our executive compensation programs with the following guiding principles in mind:

To Pay for Performance.

We believe in paying for results. Accordingly, the primary goal of the compensation program is to link total executive compensation to performance that enhances stockholder value. Individuals in leadership roles are compensated based on a combination of total Company, brand and individual performance factors. Total Company and brand performance are evaluated primarily based on the degree by which pre-established financial targets are met. Individual performance is evaluated based upon several leadership factors, including:

•	Building brand identity;

•	Attaining specific merchandise and financial objectives;

•	Building and developing a strong leadership team; and

•	Developing an effective infrastructure to support future business growth and profitability.

To Pay Competitively.

We are committed to providing a total compensation program designed to attract superior leaders to the Company and to retain performers of the highest caliber. To achieve this goal, we annually compare our pay practices and overall pay levels with other leading retail organizations, and, where appropriate, with non-retail organizations when establishing our pay guidelines.

To Pay Equitably.

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation Committee considers depth and scope of accountability, complexity of responsibility, and executive officer performance, both individually and collectively as a team.

To Encourage Ownership of Company Stock.

We design compensation policies and practices to encourage ownership of Common Stock. Beginning in 2005, the Compensation Committee approved stock ownership guidelines for our executive leadership team and all members of the Board of Directors. The guidelines set a minimum level of ownership value according to the position and responsibility ranging from three to five times annual base salary.

According to these principles, Limited Brands has structured its total compensation for executive officers such that a smaller proportion is fixed compensation and a larger proportion is performance-contingent, aligned with brand and Common Stock performance.

Executive Compensation Practices

The Compensation Committee continually reviews our executive compensation to ensure it best reflects our compensation philosophy. The principal elements of our executive compensation are base salary, short-term performance-based cash incentive compensation and long-term equity-based incentive programs.

In determining the overall compensation level for our executive officers, the Compensation Committee considers the following:

•	Scope of the executive’s responsibilities and duties;

•	Individual performance;

•	Recommendations of management; and

•	Market practice.

Although there is no formal policy for a specific allocation between short and long-term compensation, or between cash and non-cash compensation, the Compensation Committee has established a pay mix for executive officers that places greater emphasis on pay that is based on performance. The pay mix is designed to generally reflect market practice and to provide executive officers with attractive levels of current pay while encouraging officers to remain with our Company for the long-term. When setting the amount of compensation to be awarded in a given year, the Compensation Committee considers the relative proportion of total compensation delivered on a current and long-term basis and in the form of cash and equity prior to making changes to compensation levels.

Long-term equity compensation is generally performance-based and can be realized only if executive officers achieve financial goals. Performance-based equity awards help to align the interests of our executive officers with those of our stockholders. Because they are tied to key performance measures, they also support our key brand and human capital strategies. Additionally, we believe that performance and service-based long-term compensation increases the likelihood that we will be able to retain top performers.

Short-term cash performance-based incentive compensation is linked to the achievement of predetermined operating income goals and will be increased or decreased based on the performance of our Company over the measurement period. Actual compensation realized therefore may be more or less than the targeted compensation opportunity in any given year.

The Compensation Committee believes that, in addition to short and long-term compensation, it is important to provide our executive officers with competitive post-employment compensation and, in some cases, guaranteed bonuses. Post-employment compensation consists of two main types—qualified and non-qualified defined contribution retirement plan benefits and, under certain circumstances, termination benefits. The Compensation Committee believes that retirement plan benefits and termination benefits are important components of a well-structured executive officer compensation package, and the Compensation Committee seeks to ensure that the combined package is competitive at the time the package is negotiated with the executive officer. Our retirement plans and certain termination benefits are described below on pages 19 and 20, respectively. In addition, tabular disclosure of certain termination benefits is set forth below under the heading “Retirement and Other Post-Employment Benefits.”

We will retroactively adjust previously awarded bonuses or vested equity compensation in the event of a restatement of financial or other performance results similar to the relevant provisions of the Sarbanes-Oxley Act.

The Compensation Committee reviewed all components of the named executive officers’ compensation for the years 2005, 2006 and 2007, including salary, short-term incentive compensation, realized and unrealized gains on stock options and restricted stock, the cost to the Company of all perquisites, payout obligations under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan and potential payouts under several potential severance and change in control scenarios. Tally sheets including all of the above components were reviewed by the Compensation Committee to determine the reasonableness of the compensation of the named executive officers. The Compensation Committee concluded that compensation levels are reasonable and in the best interests of Limited Brands and its stockholders. The Compensation Committee will continue to review tally sheets at least annually.

Market practice consideration consists of a comparison of the target and actual compensation for our named executive officers to publicly available data on base salary, bonus and long-term incentive compensation for executives from a peer group consisting of 20 national and regional, specialty and department store retail organizations to benchmark the appropriateness and competitiveness of their compensation. This list of peer companies is reviewed by the Compensation Committee each year. For the 2007 fiscal year, the comparison companies were:

Abercrombie & Fitch	Coach	Nordstrom
American Eagle Outfitters	Gap	Ralph Lauren Polo
Ann Taylor Stores	JC Penney	Talbots
Bed Bath & Beyond	Kohl’s	Target
Best Buy	Macy’s	TJX Companies
Chico’s	Men’s Wearhouse	Williams-Sonoma
Liz Claiborne	Nike

The peer group companies were chosen because of their general similarity to Limited Brands in business and merchandise focus and their frequent competition with the Company for executive talent. This peer group is comprised of a subset of companies in the S&P 500 Retail Composite Index represented in the Stockholder Return Graph included in our Annual Report on Form 10-K for the 2007 fiscal year. In 2008, we will be re-evaluating our peer group as a result of our restructuring and changing business focus.

For fiscal year 2007, the percentile ranking of each named executive officer’s total target and actual compensation packages in relation to the peer group target and actual compensation of similarly situated executives is as follows:

Executive Officer	Comparison Position	Target Total Compensation Percentile(1)	Actual Total Compensation Percentile(2)
Mr. Wexner	CEO/PEO	Between Median and 75th percentile	Below Median
Ms. Turney	1st highest paid NEO (3)	Between Median and 75th percentile	Between Median and 75th percentile
Mr. Redgrave	2nd highest paid NEO (3)	Above 75th percentile	Below Median
Mr. Giresi	3rd highest paid NEO (3)	Between Median and 75th percentile	Below Median
Ms. Neal	3rd highest paid NEO (3)	Between Median and 75th percentile	Below Median
Mr. Burgdoerfer	CFO/PFO	Below Median	Below Median

(1)	Based on Limited Brands 2007 targets compared to 2006 targets disclosed by our peer group companies.

(2)	Based on Limited Brands 2007 actual total compensation compared to 2006 actual total compensation disclosed by our peer group companies (excluding payments for non-recurring items).

(3)	Excludes the CEO/PEO and the CFO/PFO.

For 2007, total direct compensation at target, including base salary, performance-based incentive compensation and equity-based incentives, was strategically positioned above the median of the companies against which we benchmark our compensation. Actual performance results for 2007 were below targeted levels and as a result, actual compensation was below targeted levels and generally below the median of our peer group.

Based on a comparison of total compensation realized during 2006 and 2007 and the performance of the Company compared to our peer group, the Compensation Committee believes that total pay realized by the named executive officers is aligned with performance and is reasonable based on increases in total returns to our stockholders.

While the Compensation Committee has not established a formal policy regarding the evaluation of the total compensation of the Chief Executive Officer relative to the other executive officers, it does evaluate compensation levels to ensure fairness based on individual performance and the size, importance and complexity of each executive officer’s position.

Base Salary.

The Compensation Committee annually reviews and approves the base salary of each executive officer. In determining base salary adjustments, the Compensation Committee considers the size and responsibility of the individual’s position, total Company and brand performance, the officer’s overall performance and future potential and the level of base salaries paid by competitors for comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals, brand strategy execution and business growth goals, and the recruitment and development of leadership talent. These factors are considered subjectively in the aggregate, and none of these factors is accorded a formula weight.

In 2007, based on these factors, the base salaries of the named executive officers were adjusted as follows:

	2006 Base Salary	2007 Base Salary	% Increase
Mr. Wexner	$1,770,000	$1,850,000	4.5%
Ms. Turney	$1,100,000	$1,200,000	9.1%
Mr. Redgrave	$950,000	$1,000,000	5.3%
Mr. Giresi	$755,000	$800,000	6.0%
Ms. Neal	$800,000	$900,000	12.5%
Mr. Burgdoerfer	$580,000	$650,000	12.1%
Mr. Schlesinger	$1,200,000	$1,255,000	4.6%
Mr. Margolis	$1,200,000	$1,260,000	5.0%

The increases approved for Ms. Neal and Mr. Burgdoerfer reflect both an annual merit increase and an increase related to their promotions during 2007.

Short-Term Performance-Based Incentive Compensation.

Our short-term, performance-based incentive compensation program for executive officers provides for incentive payments for each six-month operating season. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Compensation Committee. Our approach for paying the amounts earned in cash and/or stock is described below.

The goals under this plan for fiscal year 2007 were based on improvement in operating income. For executives that are dedicated to a single brand, their goals are based on their brand’s operating income. For executives that have enterprise-wide responsibility, their goals are based 80% on a weighted average of the percentage achievement of major brand operating income targets and 20% on total Company operating income. Operating income is used because it measures performance over which executives can have significant impact. Operating income is also directly linked to the Company’s long range growth plan and to performance that drives stockholder value.

We set operating income goals at the beginning of each six-month season and base them on an analysis of historical performance, growth and income improvement expectations for that brand, financial results of other comparable businesses and progress toward achieving our strategic plan. The goals at target performance levels represent expected and achievable performance and correlate with our long range growth plan. Targets are set considering changes in the overall business environment, non-recurring items and the strategic direction of the business. For each brand, target performance generally represents 5-12% growth over the prior year’s seasonal operating income (see disclosure of 2007 targets below on page 18). Threshold goals represent minimum acceptable performance and generally reflect improvement over the prior year’s seasonal performance. Maximum payout goals represent extraordinary performance that is generally infrequently achieved, usually 18-20% growth over the prior year.

The target cash incentive compensation opportunity for each eligible executive is set at a percent of base salary. The amount of performance-based incentive compensation earned by participating executives can range from zero to double their incentive target, based upon the extent to which the pre-established financial goals are achieved or exceeded. The threshold, target and maximum short-term performance-based non-equity incentive payout opportunities of our named executive officers for fiscal 2007 are set forth in the Grants of Plan-Based Awards table on page 25. Actual payouts under this plan for fiscal 2007 are set forth below under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 23.

The following table shows each named executive officer’s incentive compensation target percentage of base salary and how each officer’s performance goals and payments were determined:

Executive Officer	Target % of Base Salary	Performance Incentive Goal Metric and Weighting
		Brand Operating Income	Total Limited Brands Operating Income
Mr. Wexner	160%	80% weighted average of percentage achievement of Victoria’s Secret, Bath & Body Works, Henri Bendel and Mast operating income targets*	20%
Mr. Redgrave	120%
Mr. Giresi	85%
Mr. Burgdoerfer	80%
Mr. Schlesinger	130%

Ms. Turney	120%	100% Victoria’s Secret	0%
Ms. Neal	100%	100% Bath & Body Works	0%

*	Performance metrics for Spring 2007 included Limited Stores for the full season and Express for 5 months in the weighted average.

The seasonal operating income growth targets for Spring and Fall (by brand) for each of Messrs. Wexner, Redgrave, Giresi, Burgdoerfer and Schlesinger were: Victoria’s Secret 9%, 8%; Bath & Body Works 12%, 7%; Other Brands 54%, (32)%: and total Limited Brands 5%, 7%, respectively. The Fall target for other brands reflected a projected decline in third party sales at Mast. The relative weight assigned to each brand or category was 48%, 23%, 9% and 20%, for Victoria’s Secret, Bath & Body Works, Other Brands and total Limited Brands, respectively. The Spring and Fall operating income growth targets for Ms. Turney, based solely on Victoria’s Secret, were 9% and 8%, respectively, and for Ms. Neal, based solely on Bath & Body Works, were 12% and 7%, respectively.

We do not believe that disclosure of our 2008 performance targets is relevant to an understanding of compensation for our 2007 fiscal year.

Executives covered by the share ownership guidelines (described below on page 21) who have not met the minimum ownership requirement are required to receive at least 15% of their earned incentive compensation payment in the equivalent value of shares of Common Stock. To further encourage stock ownership and to foster executive retention, the Company provides a 25% match in the form of a restricted stock grant, subject to three-year cliff vesting, on incentive compensation received in stock above the minimum 15% requirement, up to 25% as elected by the executive. Any executive at the Vice President level or above can elect to receive up to 25% of their cash compensation in the form of Common Stock with a 25% match in the form of a restricted stock grant, subject to three-year cliff vesting.

Long-Term Equity-Based Incentive Programs.

The Compensation Committee believes that long-term equity-based compensation encourages performance that enhances stockholder value, thereby further linking leadership and stockholder objectives. Our equity-based incentive program includes stock options, performance-based restricted stock and service-based restricted stock.

Grants of equity awards with a value of more than $250,000 and grants to Section 16 officers and executive leadership team members are approved by the Compensation Committee. Grants below this threshold are approved by the Executive Vice President of Human Resources in accordance with the Compensation Committee’s authorized delegation of authority described above. Equity awards are approved by the Executive Vice President of Human Resources monthly and grants are dated effective the date of approval. Equity awards approved by the Compensation Committee are dated effective the later of the date of approval or the effective date for grants in connection with hirings, promotions, etc.

Stock Options.

Stock options comprise 25% of the annual value of the Company’s long-term incentive program. Stock options are awarded to align executive interests with stockholder interest by creating a direct link between compensation and stockholder return and to help retain executives. In 2007, stock options were awarded to our named executive officers in the amounts set forth below in the Grants of Plan-Based Awards table on page 25. The options granted to each executive officer vest, subject to continued employment, in four equal installments beginning on the first anniversary of the grant date. The exercise price for these options is equal to the closing price of the underlying Common Stock on the date of the grant.

Performance-Based Restricted Stock.

Performance-based restricted stock comprises 75% of the value of executives’ annual equity-based incentive opportunity. Performance-based restricted stock is awarded to link compensation to business performance, encourage ownership of Company stock, retain superior executive talent, and reward exceptional executive performance. Executives are awarded an annual target number of shares based on guidelines which include individual performance, the individual’s responsibility level, competitive practice and the market price of Common Stock.

The performance-based restricted stock target is broken down into seasonal targets for Spring and Fall and is adjusted up or down based upon the extent to which the pre-established objective financial goals for each season are achieved or exceeded. The number of shares earned can range from zero to double the target. The performance-based restricted stock metrics are the same metrics used to determine payments under the short-term performance-based incentive compensation program outlined above. Once earned, the Spring portion of the award vests on the second anniversary of the grant date and the Fall portion of the award vests on the third anniversary of the grant date, in each case subject to continued employment.

The Compensation Committee awarded the named executive officers performance-based restricted stock in 2007 in the amounts set forth below in the Grants of Plan-Based Awards table on page 25.

Service-Based Restricted Stock.

Service-based restricted stock is awarded to executives as a hiring and retention incentive, to recognize significant promotions, as a match on an executive’s election to receive his or her cash performance-based incentive compensation in stock and as deemed appropriate by the Compensation Committee. Restricted stock is awarded to encourage ownership of Company stock and retain executives. The Compensation Committee awarded our named executive officers restricted stock in 2007 in the amounts set forth below in the Grants of Plan-Based Awards table on page 25, which vest 100% three years from the grant date, subject to continued employment.

Retirement Plan Benefits.

The Company does not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our associates or the business. The Company sponsors a tax-qualified defined contribution retirement plan and a non-qualified supplemental defined contribution retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements. Our executive officers participate in these plans based on these requirements.

The qualified plan permits associates to elect contributions up to the maximum limits allowable under the Internal Revenue Code. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

The non-qualified plan is an unfunded plan which provides benefits beyond the Internal Revenue Code limits for qualified defined contribution plans. The plan permits participating associates to elect contributions up to a maximum percentage of eligible compensation. The Company matches associates’ contributions according to a predetermined formula and credits additional amounts based on a percentage of the associates’ eligible compensation and years of service. The plan also permits associates to defer additional compensation up to a maximum amount which the Company does not match. Associates’ accounts are credited with interest using a rate determined annually based on an evaluation of the 10-year and 30-year borrowing rates available to the Company. Associates’ contributions and the related interest vest immediately. Company contributions and credits and the related interest are subject to vesting based on years of service. Associates may elect an in-service distribution for the additional deferred compensation component only. Associates are not permitted to take a withdrawal from any other portion of the plan while actively employed with the Company. The remaining vested portion of associates’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 10 years.

Perquisites.

We provide our executive officers with perquisites that the Compensation Committee believes are reasonable and in the best interests of the Company and its stockholders. We provide our executive leadership team, including our named executive officers, reimbursement of financial planning costs of up to $15,000 for the initial financial plan and $9,500 for subsequent annual updates. We also provide for certain senior executives reimbursement of up to $10,000 of eligible medical costs not covered under the Company’s standard health benefit package. Mr. Schlesinger previously had and Ms. Turney currently has a life insurance policy with premiums that are paid by the Company. We also provide for tax equalization payments on certain taxable income in order to maximize the benefit provided by such items. Ms. Turney receives an allowance equal to the amount that the Company would have had to pay for Ms. Turney to stay in a hotel during her business related travel to New York. The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. We require these security measures for our benefit and believe these security costs are appropriate given the risks associated with Mr. Wexner’s role and position. The Security Program also requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal. To the extent any of the corporate provided aircraft is used by Mr. Wexner or any executive officer for personal purposes, he or she has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Severance Agreements and Change in Control Agreements.

The Compensation Committee believes that severance arrangements have unique characteristics and value. For example, severance agreements are often necessary to offer prospective executives who forego significant bonuses and equity awards at the companies they are leaving or who face relocation expenses and family disruption in order to accept employment with Limited Brands. Generally, executives are not willing to accept such risks and costs without protection in the event their employment is terminated due to unanticipated changes, including a change in control. Additionally, executives often look to severance agreements to provide protection for lost professional opportunities in the event of a change in control and, consequently, assign significant value to them. The Compensation Committee believes that our current severance arrangements protect stockholder interests by retaining management should periods of uncertainty arise. Because our severance arrangements are structured to serve the above purposes and because severance agreements represent a contractual obligation of our Company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements. The Compensation Committee considers market practices prior to entering into new severance agreements.

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, under the terms of our Stock Option and Performance Incentive Plan, in the event of a change in control or death, all unvested stock awards will become vested. Also under the plan, upon retirement Mr. Wexner’s restricted stock will vest pro-rata based on the fraction of whole years from the grant date over the full vesting period (i.e. one-third will vest if one full year is completed from the grant date for a grant that otherwise would vest 100% three years from the grant date).

The Company has entered into severance and change in control agreements with our named executive officers other than Mr. Wexner as noted above. The benefits payable under these arrangements in certain circumstances are disclosed below on page 32. These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates employment for good reason, the executive will continue to receive the executive’s base salary for one year after the termination date; provided that, if the executive agrees to execute a general release of claims against us, the executive will also be entitled to receive an additional year of salary continuation and the amount of the incentive compensation that the executive would have otherwise received during the first year after termination. In the event that, in connection with a change in control of Limited Brands, the executive’s employment is terminated either by us without cause or by the executive for good reason, subject to the executive’s execution of a general release of claims against us, the executive would be entitled to a severance benefit equal to two times the executive’s base salary, plus an amount equal to the sum of the executive’s four previous semi-annual payouts under our incentive compensation plan, together with a pro-rata amount for the incentive compensation performance period in which the executive’s employment terminated. In addition, any unvested stock awards would become vested. In the event any “parachute” excise tax is imposed on the executive, certain executives will be entitled to tax reimbursement payments.

Severance Agreement with Mr. Schlesinger.

Mr. Schlesinger resigned employment with the Company effective November 2, 2007. Under the terms of Mr. Schlesinger’s severance agreement, he is entitled to receive (1) his base salary for two years following his termination on November 2, 2007; (2) any short-term performance-based incentive compensation that he would have received for the Fall 2007 and Spring 2008 seasons; (3) payment of life insurance premiums through 2008; (4) continuation of medical and dental benefits for 18 months; and (5) relocation assistance in accordance with the Company’s relocation policy, including the purchase of Mr. Schlesinger’s home. In addition, in exchange for Mr. Schlesinger’s resignation from the Board of Directors and additional confidentiality, non-solicitation and non-competition covenants, the Compensation Committee approved extending Mr. Schlesinger’s rights under the Company’s stock plan to all rights and benefits (including vesting and post-termination exercise period) that he would have received if he remained employed through April 1, 2008. The Compensation Committee believes that these benefits are appropriate and in the best interest of the Company in exchange for the transition assistance and additional covenants provided by Mr. Schlesinger.

Compensation Paid to Mr. Margolis Upon Sale of Express.

In connection with the sale of Express, to assure continued service, dedication and assistance with closing of the sale, the Compensation Committee approved for Mr. Margolis a one-time cash retention bonus of $1,260,000 and a restricted stock award of 48,350 shares that vest one-third per year over three years. In addition, the Compensation Committee authorized accelerated vesting of stock options and restricted stock awards that would have vested within one year from the closing date of the sale and the purchase of Mr. Margolis’ home under the Company’s relocation policy. The Compensation Committee based its decision on historical and market practice and the need for Mr. Margolis’ assistance to secure a successful sale.

Share Ownership Guidelines.

The Compensation Committee strongly encourages share ownership by the Company’s executives. In January 2005, the Company introduced minimum shareholding guidelines to be met by 2010 for the executive officer group. Any individual promoted or hired into a position subject to these guidelines will have a five year period within which to meet the share ownership requirements. The shareholding requirements reflect the value of shares held and can be met through direct or beneficial ownership of shares, including shares held through the Company’s stock and retirement plans.

Title	Share Ownership Guideline
Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

Generally, it is anticipated that all of the current named executive officers will hold shares with a value in excess of the ownership guidelines by the end of the 2009 fiscal year. Details regarding the ownership of shares by the named executive officers are set forth on the Security Ownership of Directors and Management table.

In addition to share ownership guidelines for executives, after four years of membership on the Board, members of the Board of Directors must maintain ownership of at least the number of shares received as Board compensation over the previous four years.

Other—Tax Deductibility.

The Compensation Committee seeks to structure executive compensation in a tax efficient manner. The Limited Brands 2007 Cash Incentive Compensation Performance Plan is intended to qualify payments under the Company’s performance-based incentive compensation program for tax deductibility under Section 162(m) of the Internal Revenue Code. To maintain flexibility in structuring executive compensation to attract highly qualified executive talent, and to further our business goals and compensation philosophy, the Compensation Committee has elected not to adopt a policy requiring all compensation to be tax deductible.

CEO Compensation.

Mr. Wexner has been Chief Executive Officer since founding the Company in 1963. Limited Brands conducts the same type of competitive review and analysis to determine base salary and incentive guidelines for Mr. Wexner’s position as it does for the other named executive officers.

In 2007, as in prior years, in establishing Mr. Wexner’s compensation package the Compensation Committee considered competitive practices, the extent to which Limited Brands achieved operating income and sales objectives, progress regarding brand strategy, and the continued recruitment and development of key leadership talent. These factors are considered in the aggregate, and none of these factors is accorded specific weight.

As described earlier, the Compensation Committee and Limited Brands continue to emphasize variable, performance-based compensation components for all executives, including Mr. Wexner. Accordingly, as a result of fiscal 2006 performance, in early 2007 Mr. Wexner’s base salary was adjusted by 4.5% from $1,770,000 to $1,850,000 while his incentive compensation target remained at 160%. In establishing these compensation elements, the Compensation Committee considered the financial results for fiscal 2006, changes in stockholder value, Mr. Wexner’s progress in recruiting and developing senior leadership talent, and continued focus on the brand development strategy.

In fiscal 2007, the Company posted net sales of $10.1 billion, a decrease of 5% compared to net sales in fiscal 2006. Fiscal 2007 net income was $718.0 million, which was 6% above net income for fiscal 2006. In 2007, earnings per diluted share were $1.89 per share, an increase of 13% compared to fiscal 2006 earnings per diluted share. In 2007, net income included the following items:

•	A pre-tax gain of $302 million related to the divestiture of a 75% interest in Express to affiliates of Golden Gate Capital;

•	A pre-tax loss of $72 million related to the divestiture of a 75% interest in Limited Stores to affiliates of Sun Capital Partners;

•	A pre-tax gain of $100 million related to the refinancing of Easton Town Center, in which the Company has an investment interest;

•	A pre-tax gain of $17 million related to an interest rate hedge entered into in the first quarter in anticipation of the intended financing of the LaSenza acquisition;

•	A pre-tax gain of $48 million related to the recognition of initial gift card breakage at Victoria’s Secret;

•

Tax benefits of $67 million primarily relating to: (1) the reversal of state net operating loss carryforward valuation allowances and other favorable tax benefits associated with the Apparel divestitures; (2) a decline in the Canadian federal tax rate; (3) audit settlements and (4) other items; and

•	A pre-tax charge of $53 million related to restructuring activities and pre-tax gains of $37 million related to asset sales.

The corresponding results determined in accordance with generally accepted accounting principles are included in Item 8. Financial Statements and Supplementary Data of Limited Brands’ 2007 Annual Report on Form 10-K, which is being sent with this proxy statement.

These fiscal 2007 results were below targeted performance objectives established by the Compensation Committee for the Spring and Fall seasons. As a result, the annual cash incentive payment earned by Mr. Wexner was below target level for the year, according to the plan.

Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, current and former Chief Financial Officers, our three other most highly compensated executive officers and two former executive officers who served in such capacities during the fiscal year ended February 2, 2008 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total($)
Leslie H. Wexner	2007	$1,834,615	$0	$1,331,729	$1,502,449	$436,896	$129,397	$1,588,885	$6,823,971
Chairman of the Board, Chief Executive Officer	2006	1,823,269	0	732,594	1,713,406	3,213,754	238,796	1,657,366	9,379,185

Sharen J. Turney	2007	1,180,769	857,144	851,638	3,361,919	274,176	52,850	509,998	7,088,494
Executive Vice President, CEO/President, Victoria’s Secret Megabrand	2006	1,086,731	0	471,061	(1,625,637)	1,813,680	88,318	488,192	2,322,345

Martyn R. Redgrave	2007	990,385	0	470,755	649,839	177,120	18,541	204,924	2,511,564
Executive Vice President, Chief Administrative Officer; Former Chief Financial Officer(8)	2006	975,962	0	339,362	459,561	1,293,672	15,586	122,663	3,206,806

Mark A. Giresi	2007	791,346	0	536,107	217,712	100,368	17,357	196,396	1,859,286
Executive Vice President, International(9)

Diane L. Neal	2007	865,385	0	393,424	72,644	288,000	5,646	1,906	1,627,005
Executive Vice President, CEO, Bath & Body Works

Stuart B. Burgdoerfer	2007	636,538	0	249,366	137,575	208,000	421	337,282	1,569,182
Executive Vice President, Chief Financial Officer(8)

Leonard A. Schlesinger	2007	1,244,423	0	2,575,888	1,325,857	240,809	49,996	2,973,276	8,410,249
Former Vice Chairman, Chief Operating Officer(10)	2006	1,227,115	0	1,568,330	1,553,175	1,770,288	86,003	431,181	6,636,092

Jay M. Margolis	2007	540,923	1,260,000	2,171,800	1,051,356	0	11,622	2,590,515	7,626,216
Former Group President, Apparel(11)	2006	1,235,577	0	789,432	512,280	1,784,448	31,511	337,879	4,691,127

(1)	Base salary paid in 2006 reflects a 53-week fiscal year.

(2)

Performance-based incentive compensation bonuses are disclosed in this table under Non-equity Incentive Plan Compensation. Ms. Turney’s bonus was paid pursuant to her employment agreement. Mr. Margolis’ received a retention bonus in connection with the sale of Express.

(3)

The value of stock and option awards reflects the 2007 fiscal year expense, excluding estimated forfeitures, recognized by the Company under Financial Accounting Standard 123(R) “Share-Based Payments” (FAS123R) for each award. Stock options are valued using the Black-Scholes option pricing model with the assumptions as set forth in Note 17 to the Company’s financial statements filed on or about March 28, 2008 on Form 10-K for stock options granted during the 2007, 2006 and 2005 fiscal years and as set forth in Note 13 to the Company’s financial statements filed April 3, 2007 on Form 10-K for stock options granted in the 2004 fiscal year.

(4)	Stock and option awards were granted to each executive officer under the Company’s 1993 Stock Option and Performance Incentive Plan.

The Company has guaranteed a minimum gain on the options awarded in connection with Ms. Turney’s employment offer in 2000. The amount disclosed for 2007 includes $3,047,537 of expense and the amount disclosed for 2006 includes $2,042,342 of expense reversal to adjust the Company’s liability based on the fair market value of the Company’s stock at fiscal year-end.

(5)

Represents the aggregate of the performance-based incentive compensation for the fiscal 2007 Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base pay and are paid seasonally based on the achievement of operating income results. The amounts paid to Ms. Neal and Mr. Burgdoerfer for the Spring season were paid at 100% of target based on the terms of their employment offers. The following table illustrates the amount of the compensation paid in cash, paid in stock and voluntarily deferred:

	Paid in Cash	Paid in Stock	Deferred Cash	Deferred Stock	Total
Mr. Wexner	$436,896	$0	$0	$0	$436,896
Ms. Turney	224,766	13,767	35,643	0	274,176
Mr. Redgrave	38,966	0	67,306	70,848	177,120
Mr. Giresi	72,265	0	3,011	25,092	100,368
Ms. Neal	258,386	29,614	0	0	288,000
Mr. Burgdoerfer	181,198	20,562	6,240	0	208,000
Mr. Schlesinger	233,585	0	7,224	0	240,809
Mr. Margolis	0	0	0	0	0

(6)

Limited Brands does not sponsor any tax-qualified or non-qualified defined benefit retirement plans. The amounts shown represent the amount by which earnings of 7.125% on each executive officer’s non-qualified deferred compensation account balance exceeds 120% of the applicable federal long-term rate.

(7)	The following table details all other compensation paid to each executive officer during our last fiscal year:

	Financial planning services provided to executive	Life insurance premiums paid on executive’s behalf	Tax equal- ization payments	Reimburse- ment of medical costs not covered by the standard health plan	Housing and relocation benefits	Security services paid by the Company	Company contributions to the executive’s qualified and non-qualified retirement plan account	Total
Mr. Wexner	$0	$0	$11,105	$5,205	$0	$1,250,000	$322,575	$1,588,885
Ms. Turney	9,605	7,730	14,870	2,281	39,923	0	435,589	509,998
Mr. Redgrave	5,600	0	5,775	10,000	0	0	183,549	204,924
Mr. Giresi	16,793	0	5,177	4,796	0	0	169,630	196,396
Ms. Neal	0	0	0	1,906	0	0	0	1,906
Mr. Burgdoerfer	0	0	101,448	2,480	172,379	0	60,975	337,282
Mr. Schlesinger	9,500	31,140	34,393	1,757	2,561,746	0	334,740	2,973,276
Mr. Margolis	0	0	0	1,552	2,323,490	0	265,473	2,590,515

The Company may make corporate-provided aircraft available to executive officers for personal purposes. In consideration, the executive officer has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

(8)	Mr. Redgrave served as Chief Financial Officer until the promotion of Mr. Burgdoerfer to the role effective April 9, 2007.

(9)	Mr. Giresi’s employment with the Company will end effective May 2, 2008.

(10)	Mr. Schlesinger resigned employment with the Company effective November 2, 2007.

(11)	Mr. Margolis’ employment with the Company ended effective July 6, 2007 in connection with the sale of Express.

Grants of Plan-Based Awards

The following table provides information relating to plan-based awards and opportunities granted to the named executive officers during the fiscal year ended February 2, 2008.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Award Type(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	RSM	3/9/2007							4,300			$104,232
	PRS-S	3/30/2007				8,520	42,600	85,200	15,719			390,303
	SO	3/30/2007								106,500	$26.06	746,490
	PRS-F	8/31/2007				12,780	63,900	127,800	0			0
	IC		$592,000	$2,960,000	$5,920,000

Sharen J. Turney	RSM	3/9/2007							1,183			28,676
	PRS-S	3/30/2007				1,020	5,100	10,200	2,428			60,287
	RS	3/30/2007							33,333			827,658
	PRS-F	8/31/2007				1,530	7,650	15,300	0			0
	RSM	9/7/2007							278			5,518
	IC		288,000	1,440,000	2,880,000

Martyn R. Redgrave	RSM	3/9/2007							1,731			41,959
	PRS-S	3/30/2007				2,304	11,520	23,040	4,251			105,552
	SO	3/30/2007								86,300	26.06	604,903
	PRS-F	8/31/2007				3,456	17,280	34,560	0			0
	RSM	9/7/2007							515			10,223
	IC		240,000	1,200,000	2,400,000

Mark A. Giresi	PRS-S	3/30/2007				800	4,000	8,000	1,476			36,649
	SO	3/30/2007								10,000	26.06	70,093
	PRS-F	8/31/2007				1,200	6,000	12,000	0			0
	RSM	9/7/2007							117			2,322
	IC		136,000	680,000	1,360,000

Diane L. Neal	PRS-S	3/30/2007				560	2,800	5,600	0			0
	SO	3/30/2007								7,000	26.06	49,065
	RS	7/27/2007							15,560			344,966
	PRS-F	8/31/2007				840	4,200	8,400	0			0
	IC		165,600	828,000	1,656,000

Stuart B. Burgdoerfer	SO	4/9/2007								12,500	26.86	91,868
	PRS-S	4/9/2007				300	1,500	3,000	554			14,205
	RS	4/9/2007							8,750			218,575
	PRS-F	8/31/2007				450	2,250	4,500	0			0
	IC		104,000	520,000	1,040,000

Leonard A. Schlesinger(7)	PRS-S	3/30/2007				5,784	28,920	57,840	10,671			264,961
	SO	3/30/2007								72,300	26.06	506,772
	PRS-F	8/31/2007				8,676	43,380	86,760	0			0
	IC		326,300	1,631,500	3,263,000

Jay M. Margolis(7)	RS	3/30/2007							48,350			1,200,531
	IC		302,400	1,512,000	3,024,000

(1)	Award types are as follows:

IC	Performance-based cash incentive compensation
PRS-F	Performance-based restricted stock—no shares were earned based on Fall performance
PRS-S	Performance-based restricted stock—earned based on Spring performance
RS	Service-based restricted stock
RSM	Restricted stock granted as a match on an executive’s election to receive his or her cash performance-based incentive compensation in stock
SO	Non-qualified and/or incentive stock options

(2)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum payments under the Company’s Performance-Based Incentive Compensation Plan for the 2007 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.

(3)

Equity Incentive Plan Awards represent the Threshold, Target and Maximum payments of performance-based restricted stock for the 2007 Spring and Fall seasons. The actual number of performance-based restricted stock earned is disclosed in the “All Other Stock Awards: Number of Shares of Stock or Units” column of this table.

(4)	Stock Awards were granted pursuant to the Company’s 1993 Stock Option and Performance Incentive Plan.

Stock Awards granted to Mr. Wexner, Ms. Turney, Messrs. Redgrave and Giresi, Ms. Neal and Messrs. Burgdoerfer and Schlesinger on March 30, 2007 and Mr. Burgdoerfer on April 9, 2007 represent 40% of the annual performance-based restricted stock target. These awards were earned based on achievement of operating income targets for the Spring season 2007 and vest on March 30, 2009.

Stock Awards granted to Mr. Wexner, Ms. Turney, Messrs. Redgrave and Giresi, Ms. Neal and Messrs. Burgdoerfer and Schlesinger on August 31, 2007, represent 60% of the annual performance-based restricted stock target. No awards were earned based on operating income results for the Fall season.

Stock Awards granted on March 9, 2007, and September 7, 2007, represent awards made in connection with each executive officer’s election to receive a portion of his or her cash-based incentive compensation bonus in shares of Common Stock. The March 9, 2007, grants were made based on the Fall 2006 bonus, and the September 7, 2007, grants were made based on the Spring 2007 bonus. These grants vest 100% three years from the grant date, subject to continued employment and holding of the incentive compensation paid in stock in lieu of cash.

The restricted stock award granted on March 30, 2007, to Ms. Turney was made under the terms of her employment agreement and vests in three equal annual installments over three years from the grant date. The restricted stock award granted to Ms. Neal on July 27, 2007, was made in connection with her promotion to Chief Executive Officer of Bath & Body Works and vests 100% three years from the grant date. The restricted stock award granted on April 9, 2007, to Mr. Burgdoerfer was made in connection with his promotion to Chief Financial Officer and vests 100% three years from the grant date. In each case, the vesting of these awards is subject to continued employment.

In connection with Ms. Turney’s employment agreement, she will receive a future restricted stock award of 33,333 shares in 2008.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(5)

Option Awards were granted pursuant to the Company’s 1993 Stock Option and Performance Incentive Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee of the Board and the exercise price is the closing price of Company’s stock on the grant date.

The option awards granted on March 30, 2007, were granted in connection with the Company’s long-term incentive program. These grants vest in four equal installments beginning on the first anniversary of the grant date, subject to continued employment.

Option Awards granted on April 9, 2007, to Mr. Burgdoerfer were granted in connection with his promotion to Chief Financial Officer and as part of the Company’s long-term incentive program. These grants vest in four equal installments beginning on the first anniversary of the grant date, subject to continued employment.

(6)

The value of stock and option awards reflects the grant date fair value under FAS123R for each award. Options are valued using the Black-Scholes option pricing model with the following assumptions as set forth in the Company’s financial statements filed on or about March 28, 2008, on Form 10-K for the 2007 fiscal year: dividend yield of 3.0%, volatility of 32%, risk free interest rate of 4.5%, and expected life of 5.3 years. Restricted stock is valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

(7)

As discussed on page 21 of the Compensation Discussion and Analysis, the Compensation Committee approved special vesting of stock awards for Messrs. Schlesinger and Margolis. In accordance with Mr. Schlesinger’s separation agreement, he will vest in one-third of the performance-based restricted stock granted in 2007 and 25% of the stock options granted in 2007. According to the terms of the sale of Express, Mr. Margolis vested in one-third of the restricted stock granted in 2007 on the closing date of the sale. The remaining shares have been forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to outstanding equity awards granted to the named executive officers at fiscal year end, February 2, 2008.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Leslie H. Wexner	2/4/2002	421,600			$16.84		2/4/2012
	2/3/2003	379,440			$12.01		2/3/2013
	2/2/2004	379,440			$17.78		2/2/2014
	3/31/2005	165,000	165,000	(2)	$24.30		3/31/2015
	3/31/2006	20,625	61,875	(3)	$24.46		3/31/2016
	3/30/2007		106,500	(4)	$26.06		3/30/2017
								3/31/2006	48,539	(16)	$938,259
								8/24/2006	61,360	(17)	$1,186,089
								9/8/2006	3,438	(18)	$66,457
								3/9/2007	4,300	(19)	$83,119
								3/30/2007	15,719	(20)	$303,848

Sharen J. Turney	6/26/2000	368,899			$20.28	(36)	6/26/2010
	2/3/2003	26,350			$12.01		2/3/2013
	2/2/2004	56,214	14,052	(5)	$17.78		2/2/2014
	3/31/2005	50,000	50,000	(2)	$24.30		3/31/2015
	3/31/2006	3,750	11,250	(3)	$24.46		3/31/2016
								2/24/2006	7,196	(21)	$139,099
								3/31/2006	15,000	(16)	$289,950
								5/24/2006	22,222	(22)	$429,551
								8/24/2006	5,610	(17)	$108,441
								9/8/2006	3,102	(18)	$59,962
								3/9/2007	1,183	(19)	$22,867
								3/30/2007	33,333	(23)	$644,327
								3/30/2007	2,428	(20)	$46,933
								9/7/2007	278	(24)	$5,373
Martyn R. Redgrave	3/8/2005	75,000	75,000	(6)	$24.61		3/8/2015
	3/31/2006	3,750	11,250	(3)	$24.46		3/31/2016
	5/24/2006	18,750	56,250	(7)	$26.99		5/24/2016
	6/22/2006	5,500	16,500	(8)	$25.32		6/22/2016
	3/30/2007		86,300	(4)	$26.06		3/30/2017
								3/8/2005	25,000	(25)	$483,250
								8/26/2005	3,632	(26)	$70,207
								2/24/2006	1,784	(21)	$34,485
								3/31/2006	7,518	(16)	$145,323
								5/24/2006	5,000	(27)	$96,650
								8/24/2006	9,504	(17)	$183,712
								9/8/2006	651	(18)	$12,584
								3/9/2007	1,731	(19)	$33,460
								3/30/2007	4,251	(20)	$82,172
								9/7/2007	515	(24)	$9,955

	Option Awards						Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Mark A. Giresi	2/14/2000	25,169			$15.89	2/14/2010
	2/5/2001	20,657			$18.41	2/5/2011
	2/4/2002	52,699			$16.84	2/4/2012
	2/3/2003	16,975			$12.01	2/3/2013
	2/2/2004	42,159			$17.78	2/2/2014
	3/31/2005	17,500	17,500	(2)	$24.30	3/31/2015
	4/28/2005	12,500	12,500	(9)	$21.88	4/28/2015
	3/31/2006	3,125	9,375	(3)	$24.46	3/31/2016
	3/30/2007		10,000	(4)	$26.06	3/30/2017
							4/28/2005	50,000	(28)	$966,500
							8/26/2005	652	(26)	$12,603
							2/24/2006	796	(21)	$15,387
							3/31/2006	6,425	(16)	$124,195
							8/24/2006	8,040	(17)	$155,413
							3/30/2007	1,476	(20)	$28,531
							9/7/2007	117	(24)	$2,261

Diane L. Neal	11/20/2006	6,250	18,750	(10)	$30.67	11/20/2016
	3/30/2007		7,000	(4)	$26.06	3/30/2017
							11/20/2006	35,000	(29)	$676,550
							7/27/2007	15,560	(30)	$300,775

Stuart B. Burgdoerfer	11/2/2006	12,500	37,500	(11)	$29.66	11/2/2016
	4/9/2007		12,500	(12)	$26.86	4/9/2017
							11/2/2006	20,000	(31)	$386,600
							4/9/2007	9,304	(32)	$179,846
Leonard A. Schlesinger	2/1/1999	2,223			$15.40	2/1/2009
	10/1/1999	526,999			$18.17	4/1/2009
	1/31/2000	29,107			$18.17	4/1/2009
	2/5/2001	158,099			$18.41	4/1/2009
	10/29/2001	527,000			$10.63	4/1/2009
	2/4/2002	158,100			$16.84	4/1/2009
	2/3/2003	131,750			$12.01	4/1/2009
	3/14/2003	175,668	43,916	(13)	$11.81	4/1/2009
	2/2/2004	131,749			$17.78	4/1/2009
	3/31/2005	62,500	31,250	(14)	$24.30	4/1/2009
	4/28/2005	62,500			$21.88	4/1/2009
	3/31/2006	16,250	16,250	(14)	$24.46	4/1/2009
	3/30/2007		18,075	(15)	$26.06	4/1/2009
							3/14/2003	35,133	(33)	$679,121
							3/14/2003	35,133	(34)	$679,121
							2/24/2006	1,209	(35)	$23,370
							3/31/2006	36,838	(16)	$712,079
							8/24/2006	18,767	(35)	$362,766
							3/30/2007	3,557	(35)	$68,757
Jay M. Margolis	1/31/2005	187,500			$23.70	7/6/2008
	3/31/2006	12,500			$24.46	7/6/2008

(1)	Market value based on the $19.33 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 1, 2008).

(2)	Options vest 50% on March 31, 2008 and 50% on March 31, 2009.

(3)	Options vest 1/3 on March 31, 2008, 1/3 on March 31, 2009 and 1/3 on March 31, 2010.

(4)	Options vest 25% on March 30, 2008, 25% on March 30, 2009, 25% on March 30, 2010 and 25% on March 30, 2011.

(5)	Options vest 100% on February 2, 2009.

(6)	Options vest 50% on March 8, 2008 and 50% on March 8, 2009.

(7)	Options vest 1/3 on May 24, 2008, 1/3 on May 24, 2009 and 1/3 on May 24, 2010.

(8)	Options vest 1/3 on June 22, 2008, 1/3 on June 22, 2009 and 1/3 on June 22, 2010.

(9)	Options vest 50% on April 28, 2008 and 50% on April 28, 2009.

(10)	Options vest 1/3 on November 20, 2008, 1/3 on November 20, 2009 and 1/3 on November 20, 2010.

(11)	Options vest 1/3 on November 2, 2008, 1/3 on November 2, 2009 and 1/3 on November 2, 2010.

(12)	Options vest 25% on April 9, 2008, 25% on April 9, 2009, 25% on April 9, 2010 and 25% on April 9, 2011.

(13)	Options vest 100% on March 14, 2008 in accordance with the terms of Mr. Schlesinger’s severance agreement.

(14)	Options vest 100% on March 31, 2008 in accordance with the terms of Mr. Schlesinger’s severance agreement.

(15)	Options vest 100% on March 30, 2008 in accordance with the terms of Mr. Schlesinger’s severance agreement.

(16)	Shares vest 100% on March 31, 2008.

(17)	Shares vest 100% on March 31, 2009.

(18)	Shares vest 100% on September 8, 2009.

(19)	Shares vest 100% on March 9, 2010.

(20)	Shares vest 100% on March 30, 2009.

(21)	Shares vest 100% on February 24, 2009.

(22)	Shares vest 50% on May 24, 2008 and 50% May 24, 2009.

(23)	Shares vest 1/3 on March 30, 2008, 1/3 on March 30, 2009 and 1/3 March 30, 2010.

(24)	Shares vest 100% on September 7, 2010.

(25)	Shares vest 100% on March 8, 2009.

(26)	Shares vest 100% on August 26, 2008.

(27)	Shares vest 100% on May 24, 2009.

(28)	Shares vest 100% on April 28, 2008.

(29)	Shares vest 40% on November 20, 2008 and 60% on November 20, 2009.

(30)	Shares vest 100% on July 27, 2010.

(31)	Shares vest 100% on November 2, 2009.

(32)	554 shares vest on April 9, 2009 and 8,750 shares vest on April 9, 2010.

(33)	Shares vest 100% on March 14, 2008.

(34)	Shares vest 100% on March 14, 2008. Shares have been deferred and will be distributed in 5 annual installments beginning in May 2008 according to Mr. Schlesinger’s distribution election.

(35)	Shares vest 100% on April 1, 2008 in accordance with the terms of Mr. Schlesinger’s severance agreement.

(36)	In connection with Ms. Turney’s employment offer in 2000, the Company has guaranteed a minimum gain of $9.49 per share on this stock option award.

2007 Option Exercises and Stock Vested Information

The following table provides information relating to Option Awards exercised and Restricted Stock Awards vested during the fiscal year ended February 2, 2008.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	3,324,845	$52,196,428	0	$0
Sharen J. Turney	0	0	11,112	289,468
Martyn R. Redgrave	0	0	0	0
Mark A. Giresi	0	0	0	0
Diane L. Neal	0	0	0	0
Stuart B. Burgdoerfer	0	0	0	0
Leonard A. Schlesinger(3)	2,263	10,019	88,711	2,315,279
Jay M. Margolis	0	0	50,167	1,454,341

(1)

Option Awards Value Realized is calculated based on the difference between the sale price and the option exercise price if the shares were sold upon exercise. If the shares were held upon exercise, the value is calculated based on the difference between the closing stock price on the day prior to the date of exercise and the option exercise price. The options exercised by Mr. Wexner were approaching the end of their ten year term.

(2)	Restricted Stock Awards Value Realized is calculated based on the closing stock price on the date the Restricted Stock Award vested.

(3)

50% of Mr. Schlesinger’s Shares Acquired on Vesting of his Restricted Stock Award have been deferred into a Deferred Restricted Stock Unit account and will be distributed in five annual installments beginning in May 2008. The Deferred Restricted Stock Units earn dividends equivalent to those awarded for shares of Common Stock. Dividends are reinvested into additional Deferred Restricted Stock Units based on the closing stock price on the dividend payment date.

2007 Non-qualified Deferred Compensation(1)

Name	Executive Contributions in Last FY (2)($)	Registrant Contributions in Last FY (3)($)	Aggregate Earnings in Last FY (4)($)	Aggregate Withdrawals/ Distributions (5)($)	Aggregate Balance at Last FYE (6)($)
Leslie H. Wexner	$0	$308,743	$849,728	$0	$12,442,706
Sharen J. Turney	340,521	412,757	356,526	0	5,633,063
Martyn R. Redgrave	1,046,590	164,175	133,427	0	2,527,002
Mark A. Giresi	106,064	146,798	114,153	0	1,748,594
Diane L. Neal	632,500	0	37,075	0	677,316
Stuart B. Burgdoerfer	25,988	51,975	2,763	0	80,726
Leonard A. Schlesinger	929,755	311,908	415,095	0	7,733,510
Jay M. Margolis	59,027	251,637	76,317	1,991,928	0

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s Stock Option and Performance Incentive Plan. Executive Contributions and related matching Registrant Contributions represent 2007 calendar year deferrals and match on incentive compensation payments earned based on performance for the Fall 2006 season, which was paid in March 2007, and for the Spring 2007 season, which was paid in September 2007.

(2)

Cash contributions in the amount of $217,101, $669,843, $80,972, $632,500, $25,988, $65,330 and $59,027 for Ms. Turney, Messrs. Redgrave and Giresi, Ms. Neal, Messrs. Burgdoerfer, Schlesinger, and Margolis, respectively, are reported in the Summary Compensation Table as Salary and/or Non-Equity Incentive Plan Compensation. Stock contributions related to Messrs. Redgrave and Giresi’s elections to receive and defer their Spring 2007 incentive compensation in stock of $70,848 and $25,092, respectively, are included in the Summary Compensation Table as Non-Equity Incentive Plan Compensation and are detailed in footnote (5) to the table. The amount reported for Mr. Schlesinger includes $864,426 of vested Deferred Restricted Stock Units that is also included in the Option Exercises and Stock Vested Information Table.

(3)

Reflects the Company’s 200% match of up to 3% of associate contributions of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s contribution of 6% for less than 5 years of service or 8% for 5 or more years of service above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included in the “All Other Compensation” column of the Summary Compensation Table.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined at the beginning of each year based on the Company’s borrowing rates. For 2007, this interest rate was 7.125%. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate is disclosed in the “Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Includes dividends earned on deferred stock and restricted stock unit balances in the amount of $9,470, $11,671, $175 and $86,783 for Ms. Turney, and Messrs. Redgrave, Giresi and Schlesinger, respectively. Dividends are reinvested into additional stock units based on the closing market price of the Company’s stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following termination of employment, but may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan and the Stock Option and Performance Incentive Plan are unfunded. The amount shown for Mr. Margolis represents distributions of his account balance to him following termination of his employment effective July 6, 2007.

(6)

Balance includes the value of deferred stock and restricted stock units at calendar year-end in the amount of $333,501, $487,906, $22,759 and $2,844,241 for executive officers Ms. Turney, and Messrs. Redgrave, Giresi and Schlesinger, respectively. Value is calculated based on a stock price of $19.33 on February 1, 2008.

Mr. Schlesinger’s account balance will be distributed in annual installments over five years, beginning six months following his termination date in accordance with his election and the requirements of Section 409A of the Code.

Retirement and Other Post-Employment Benefits

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our executive officers that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans. The following tables set forth the expected benefit to be received by each named executive officer in the event of his or her termination resulting from various scenarios, assuming a termination date of February 2, 2008 and a stock price of $19.33, our stock price on February 1, 2008.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.

Leslie H. Wexner

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control
	Voluntary Resignation	w/out Release	& Signed Release		Death	Disability	Retirement
Cash Severance(1)
Base Salary	$0	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0	0

Total Cash Severance	0	0	0	0	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	2,577,771	2,577,771	0	730,268

Total Value of Long-Term Incentives	0	0	0	2,577,771	2,577,771	0	730,268

Benefits and Perquisites(4)	0	0	0	0	2,000,000	777,500	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$0	$2,577,771	$4,577,771	$777,500	$730,268

Sharen J. Turney

		Involuntary w/out Cause or Voluntary w/ Good Reason		Involuntary w/out Cause following Change in Control
	Voluntary Resignation	w/out Release	& Signed Release		Death	Disability	Retirement
Cash Severance(1)
Base Salary	$0	$1,200,000	$2,400,000	$2,400,000	$0	$0	$0
Bonus(2)	0	0	1,440,000	2,087,856	0	0	0

Total Cash Severance	0	1,200,000	3,840,000	4,487,856	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	21,782	21,782	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,746,504	1,746,504	0	0
Guaranteed Minimum Gain on 6/26/00 Option Award(5)	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000	3,500,000

Total Value of Long-Term Incentives	3,500,000	3,500,000	3,500,000	5,268,286	5,268,286	3,500,000	3,500,000

Benefits and Perquisites(4)	7,086	26,310	35,923	35,923	5,000,000	1,031,892	7,086
Tax Gross-Up	N/A	N/A	N/A	0	N/A	N/A	N/A

Total	$3,507,086	$4,726,310	$7,375,923	$9,792,065	$10,268,286	$4,531,892	$3,507,086

Martyn R. Redgrave

		Involuntary w/out Cause or Voluntary w/ Good Reason		Involuntary w/out Cause following Change in Control
	Voluntary Resignation	w/out Release	& Signed Release		Death	Disability	Retirement
Cash Severance(1)
Base Salary	$0	$1,000,000	$2,000,000	$2,000,000	$0	$0	$0
Bonus(2)	0	0	1,200,000	1,470,792	0	0	0

Total Cash Severance	0	1,000,000	3,200,000	3,470,792	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,151,797	1,151,797	0	0

Total Value of Long-Term Incentives	0	0	0	1,151,797	1,151,797	0	0

Benefits and Perquisites(4)	0	19,225	28,836	28,836	2,150,659	720,465	0
Tax Gross-Up	N/A	N/A	N/A	1,271,703	N/A	N/A	N/A

Total	$0	$1,019,225	$3,228,836	$5,923,128	$3,302,456	$720,465	$0

Mark A. Giresi

		Involuntary w/out Cause or Voluntary w/ Good Reason		Involuntary w/out Cause following Change in Control
	Voluntary Resignation	w/out Release	& Signed Release		Death	Disability	Retirement
Cash Severance(1)
Base Salary	$0	$800,000	$1,600,000	$1,600,000	$0	$0	$0
Bonus(2)	0	0	680,000	799,317	0	0	0

Total Cash Severance	0	800,000	2,280,000	2,399,317	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	1,304,891	1,304,891	0	0

Total Value of Long-Term Incentives	0	0	0	1,304,891	1,304,891	0	0

Benefits and Perquisites(4)	0	18,917	28,376	28,376	2,400,000	519,729	0
Tax Gross-Up	N/A	N/A	N/A	0	N/A	N/A	N/A

Total	$0	$818,917	$2,308,376	$3,732,584	$3,704,891	$519,729	$0

Diane L. Neal

		Involuntary w/out Cause or Voluntary w/ Good Reason		Involuntary w/out Cause following Change in Control(6)
	Voluntary Resignation	w/out Release	& Signed Release		Death	Disability	Retirement
Cash Severance(1)
Base Salary	$0	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	0	900,000	900,000	0	0	0

Total Cash Severance	0	900,000	2,700,000	2,700,000	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	977,325	977,325	0	0

Total Value of Long-Term Incentives	0	0	0	977,325	977,325	0	0

Benefits and Perquisites(4)	0	15,021	15,021	15,021	1,800,000	543,755	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$915,021	$2,715,021	$3,692,346	$2,777,325	$543,755	$0

Stuart B. Burgdoerfer

		Involuntary w/out Cause or Voluntary w/ Good Reason		Involuntary w/out Cause following Change in Control
	Voluntary Resignation	w/out Release	& Signed Release		Death	Disability	Retirement
Cash Severance(1)
Base Salary	$0	$650,000	$1,300,000	$1,300,000	$0	$0	$0
Bonus(2)	0	0	520,000	487,792	0	0	0

Total Cash Severance	0	650,000	1,820,000	1,787,792	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0	0
Value of Accelerated Restricted Stock(3)	0	0	0	566,446	566,446	0	0

Total Value of Long-Term Incentives	0	0	0	566,446	566,446	0	0

Benefits and Perquisites(4)	0	18,687	28,030	28,030	1,300,000	392,172	0
Tax Gross-Up	N/A	N/A	N/A	0	N/A	N/A	N/A

Total	$0	$668,687	$1,848,030	$2,382,268	$1,866,446	$392,172	$0

(1)	Assumes a termination date of February 2, 2008.

(2)

Bonus amounts assumed at target. Under involuntary without cause or voluntary with good reason termination scenarios, actual bonus payments will be equal to the bonus payment the executive officer would have received if he or she had remained employed with Limited Brands for a period of one year after the termination date of February 2, 2008. Under an involuntary termination without cause following a change in control, bonus payments will be equal to the sum of the last four bonus payments received.

(3)	Calculated based on the $19.33 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 1, 2008).

(4)

Estimates for benefits and perquisites include the continuation of medical, dental and other insurance benefits. Under the death and disability scenarios, includes proceeds from life and disability insurance policies, and the value of unvested retirement balances that would become vested.

(5)

Represents the amount to be paid by the Company in connection with a guaranteed minimum gain on stock options granted to Ms. Turney upon her hire in 2000. Amount is calculated based on the $19.33 fair market value of a share of Common Stock on the last trading day of the fiscal year.

(6)

Ms. Neal’s bonus payment following an involuntary termination after a change in control is assumed to be the same as the payment for an involuntary termination not following a change in control (with a signed release). Ms. Neal’s employment agreement does not provide for a tax gross-up upon a change in control.

Assumptions and Explanations of Numbers in Tables.

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

We calculated Section 280G tax gross-ups with a discount rate equal to 120% of the semi-annual applicable federal rate as of February 2008.

The tables do not include the payment of the aggregate balance of the executive officers’ non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation table on page 31 above.

Confidentiality, Non-Competition and Non-Solicitation Agreements.

As a condition to each executive officer’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the executive is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the executive from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of two years from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason.

The employment agreements for all named executive officers contain customary definitions of cause and good reason. “Cause” generally means that the executive officer (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the executive’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good reason” generally means (1) the failure to continue the executive in a capacity originally contemplated in the executive’s employment agreement; (2) assignment to the executive of any duties materially inconsistent with the executive’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the executives’ total cash compensation and benefits from those required to be provided; (4) the requirement that the executive be based outside of the United States, other than for travel that is reasonably required to carry out the executive’s duties; or (5) failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control.

A change in control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	Any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;
b)	During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;
c)

A reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock is beneficially owned by individuals and entities who owned Common Stock just prior to such reorganization, merger or consolidation;

d)	The consummation of a complete liquidation or dissolution of the Company; or
e)	The occurrence of any transaction or event that the Board, in its sole discretion, designates as a change in control.

Tax Gross-up.

In the event of a termination following a change in control, we have agreed to reimburse certain executive officers for all excise taxes imposed under Section 280G of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 280G excise taxes. The total Section 280G tax gross-up amount in the above tables assumes that the executive officer is entitled to a full reimbursement by us of (i) any excise taxes imposed as a result of the change in control, (ii) any income and excise taxes imposed as a result of our reimbursement of the excise tax amount, and (iii) any additional income and excise taxes imposed as a result of our reimbursement for any excise or income taxes. The calculation of the

Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6.56% state income tax rate. For purposes of the Section 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement. The calculation of the Section 280G tax gross-up assumes that amounts will be payable to the executive officer for any excise tax incurred regardless of whether the executive officer’s employment is terminated. However, the actual amount of the Section 280G tax gross-up will change based upon whether the executive officer’s employment with us is terminated because the amount of compensation subject to Section 280G will change.

Mr. Schlesinger’s Post-Employment Benefits and Payments.

Under the terms of Mr. Schlesinger’s severance agreement, he is entitled to receive (1) his base salary for two years following his termination on November 2, 2007 ($2,510,000); (2) any short-term performance-based incentive compensation that he would have received for the Fall 2007 ($0) and Spring 2008 seasons (value at target is $652,600); (3) payment of life insurance premiums through 2008 ($31,140); (4) continuation of medical and dental benefits for 18 months ($24,819); and (5) relocation assistance in accordance with the Company’s relocation policy ($11,746) and the purchase of Mr. Schlesinger’s home under the relocation policy for $2,550,000. In addition, in exchange for Mr. Schlesinger’s resignation from the Board of Directors and additional confidentiality, non-solicitation and non-competition covenants, the Compensation Committee approved extending Mr. Schlesinger’s rights under the Company’s stock plan to all rights and benefits (including vesting and post-termination exercise period) that he would have received if he remained employed through April 1, 2008. The Company recognized an incremental expense of $1,330,567 related to this provision of Mr. Schlesinger’s severance agreement.

Mr. Margolis’ Post-Employment Benefits and Payments.

In connection with the sale of Express, to assure continued service, dedication and assistance with closing of the sale, the Compensation Committee approved a one-time cash retention bonus of $1,260,000 and a restricted stock award of 48,350 shares that vest one-third per year over three years for Mr. Margolis. In addition, the Compensation Committee authorized accelerated vesting of stock options and restricted stock awards that vested within one year from the closing date of the sale. As a result, the Company recognized $1,295,769 of FAS 123(R) expense related to the accelerated vesting of Mr. Margolis’ stock awards. The Company also repurchased Mr. Margolis’ home under the relocation policy for $2,175,000.

2007 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2007.(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Eugene M. Freedman	$21,312	$20,889	$42,201
E. Gordon Gee	60,000	48,053	108,053
Dennis S. Hersch	57,500	45,560	103,060
James L. Heskett	85,000	56,016	141,016
Donna A. James	97,500	65,993	163,493
David T. Kollat	60,000	48,053	108,053
William R. Loomis	72,500	58,030	130,530
Jeffrey H. Miro	62,500	49,020	111,520
Jeffrey B. Swartz	60,000	48,053	108,053
Allan R. Tessler	112,500	74,048	186,548
Abigail S. Wexner	80,000	56,016	136,016
Raymond Zimmerman	73,250	58,030	131,280

(1)

Directors who are associates receive no additional compensation for their service as directors. Our current Board of Director’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as Board compensation over the four year period.

(2)

Directors receive an annual cash retainer of $50,000; committee members receive an additional annual cash retainer of $12,500 for membership on the Audit Committee and $10,000 for all other committee memberships; committee chairs receive an additional $15,000 for the Audit and Compensation Committees and $10,000 for other committees. Directors also receive fees of $4,000 for each Board of Directors meeting attended in excess of ten during a fiscal year and $1,500 for each committee meeting attended in excess of ten during a fiscal year.

(3)

Directors receive an annual stock retainer worth $50,000; committee members receive an additional annual stock grant worth $12,500 for membership on the Audit Committee and worth $10,000 for other committee memberships. Stock retainers are granted under the Limited Brands, Inc. 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors. The number of shares issued is calculated based on the fair market value of Common Stock on the first day of the fiscal year. The value reported reflects the fair market value of the stock on the day the shares were issued.

(4)

Under a previous Board of Directors compensation plan, directors received annual stock awards. This plan ended and the current plan was adopted in 2003. The aggregate number of stock awards outstanding at February 2, 2008 for each director is as follows: Mr. Freedman, none; Dr. Gee, 6,439 options; Mr. Hersch, none; Mr. Heskett, none; Ms. James, none; Mr. Kollat, 6,439 options; Mr. Loomis, none; Mr. Miro, none; Mr. Swartz, none; Mr. Tessler, 264 options; Mrs. Wexner, 6,439 options; and Mr. Zimmerman, 6,439 options.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Limited Brands Board of Directors is composed of three directors who are independent, as defined under the rules of the Commission and NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” within the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews Limited Brands’ Compensation, Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Limited Brands’ Annual Report on Form 10-K for the year ended February 2, 2008 and the Company’s proxy statement.

Compensation Committee

James L. Heskett, Chair

Jeffrey H. Miro

Jeffrey B. Swartz

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the date indicated below, were known by Limited Brands to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class(4)
Leslie H. Wexner(1)	56,572,602	16.4%
Three Limited Parkway P.O. Box 16000 Columbus, OH 43216

Capital World Investors(2)	41,179,590	11.9%
333 South Hope Street Los Angeles, CA 90071

Capital Research Global Investors(3)	18,289,940	5.3%
333 South Hope Street Los Angeles, CA 90071

(1)

As of March 5, 2008, based on information set forth in Schedule 13D filed March 7, 2008 by Leslie H. Wexner, for and on behalf of himself, Abigail S. Wexner, Wexner Personal Holdings Corporation, Trust 600, R.H.R.E.I. Trust, The Family Trust, The Concierge Trust, Whitebarn GRAT, Trust 400, and Issue Trust. Includes 1,393,988 shares held in an employee benefit plan as to which Mr. Wexner has the power to dispose of or withdraw those shares, but not to vote those shares. Includes 3,300,568 shares held by Trust 600, 5,571,601 shares held by R.H.R.E.I. Trust, 3,834,399 shares held by Trust 400, 72,649 shares held by Issue Trust and 8,000,000 shares held by Whitebarn GRAT. Mr. Wexner shares voting and investment power with others with respect to shares held by Trust 600, R.H.R.E.I. Trust, Trust 400, Issue Trust and Whitebarn GRAT. Includes 8,569,177 shares held by The Family Trust and 1,040,423 shares held by The Concierge Trust. Mr. Wexner has sole voting and investment power over the shares held by The Family Trust and The Concierge Trust. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 633,867 shares directly owned by Mrs. Wexner and 6,439 shares issuable to Mrs. Wexner within 60 days of March 5, 2008 upon exercise of outstanding stock awards. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner and the shares issuable to Mrs. Wexner upon exercise of outstanding stock awards. Includes 17,712,489 shares directly owned by Mr. Wexner and 1,544,394 shares issuable to Mr. Wexner within 60 days of March 5, 2008 upon exercise of outstanding stock awards.

(2)

As of December 31, 2007, based on information set forth in Schedule 13G filed January 10, 2008 by Capital World Investors, a division of Capital Research and Management Company. Capital World Investors has sole dispositive power over 41,179,590 shares and voting power over 1,287,460 shares.

(3)

As of December 31, 2007, based on information set forth in Schedule 13G filed February 12, 2008 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital World Investors has sole voting power over 18,289,940 shares.

(4)	Based on the number of shares outstanding as of February 2, 2008.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed Limited Brands’ audited financial statements as of and for the year ended February 2, 2008 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Company’s independent auditors also provided to us the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that Limited Brands’ audited financial statements be included in our Annual Report on Form 10-K for the 2007 fiscal year for filing with the Commission.

We have appointed Ernst & Young LLP as Limited Brand’s independent registered public accountants.

Audit Committee

Donna A. James, Chair

William R. Loomis, Jr.

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2007 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 2, 2008. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2007 and 2006 were approximately $7,315,000 and $6,021,000 respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal controls over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit related fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2007 and 2006 were approximately $672,000 and $351,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2007 and 2006 were approximately $6,000 and $78,000, respectively. Tax fees include tax compliance and advisory services.

All other fees

Other than as described above, there were no other services rendered by Ernst & Young LLP for the fiscal years ended 2007 or 2006.

Pre-approval policies and procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

We may omit from the proxy statement and form of proxy relating to the next annual meeting of stockholders any proposals of stockholders which are intended to be presented at that meeting which are not received by the Secretary of Limited Brands at our principal executive offices on or before the close of business on December 11, 2008.

In addition, if a stockholder intends to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, other than a proposal for election of directors (which is described on page 3), proxies solicited by the Board of Directors for the next annual meeting will confer discretionary authority to vote on such proposal if presented at the meeting so long as notice of the proposal is (1) received before the close of business on February 23, 2009 and the Company advises stockholders in next year’s proxy statement as to how management intends to vote on the matter or (2) received after the close of business on February 23, 2009. Stockholder proposals should be sent to the Secretary of Limited Brands. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION EXPENSES

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We have retained Innisfree M&A Incorporated to help us solicit proxies relating to shares held by brokerage houses, custodians, fiduciaries and other nominees for a fee of approximately $15,000, plus expenses. We do not expect to pay any other compensation for the solicitation of proxies.

By Order of the Board of Directors

/s/ Leslie H. Wexner __________________________
Leslie H. Wexner
Chairman of the Board

ADMITTANCE SLIP

2008 ANNUAL MEETING OF STOCKHOLDERS

Date, time and place of meeting:

Date:	Monday, May 19, 2008

Time:	9:00 a.m., Eastern Time

Place:	Limited Brands, Inc. Three Limited Parkway Columbus, Ohio 43230

Attending the meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by Limited Brands at the meeting may be used by Limited Brands. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at http://www.limitedbrands.com/faq/investor.jsp or contact Limited Brands Investor Relations at (614) 415-7076.

LIMITED BRANDS, INC. THREE LIMITED PARKWAY COLUMBUS, OH 42320

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 18, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Limited Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Limited Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	LMTDB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIMITED BRANDS, INC. Company Proposals - The Board of Directors Recommends A Vote “FOR” All of The Nominees Listed in Proposal 1 and A Vote “FOR” Proposal 2.		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ______________________________

1.	Election of Directors

01) Donna A. James
02) Jeffrey H. Miro
03) Jeffrey B. Swartz
04) Raymond Zimmerman

		For	Against	Abstain
2.	The Ratification of The Appointment of Ernst & Young LLP As The Company’s Independent Registered Public Accountants.	☐	☐	☐

B. Authorized Signatures- Sign Here- This section must be completed for your instructions to be executed. The undersigned acknowledges receipt with this Proxy of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 8, 2008.

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear(s) hereon. If stock is held jointly, signature should include both names. Executors, Administrators, Trustees, Guardians and others signing in a representative capacity should indicate full titles.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

LIMITED BRANDS, INC.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 19, 2008

The undersigned hereby appoints Leslie H. Wexner and Martyn R. Redgrave, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of Limited Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 19, 2008 at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)